Exhibit 5.1

May 5, 2014

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 281,830,370 shares of the Company’s FNF Group common stock, par value $0.0001 per share (the “New FNF Common Stock”) and up to 94,763,899 shares of the Company’s FNFV Group common stock, par value $0.0001 per share (the “FNFV Common Stock” and together with the New FNF common stock, the “Shares”), to be issued by the Company in a reclassification (the “Reclassification”) of the Company’s existing FNF Class A Common Stock, par value $0.0001 per share (the “Old FNF Common Stock”). To effect the Reclassification, the Company will file an amended and restated certificate of incorporation (the “Amended Charter”) with the Secretary of State of the State of Delaware pursuant to which each outstanding share of Old FNF Common Stock will be reclassified into one share of New FNF Common Stock and 0.3333 of a share of FNFV Common Stock.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the form of the Company’s Amended Charter to be in effect upon consummation of the Reclassification and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Amended Charter, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Additional Information—Legal Matters” in the proxy statement/prospectus which forms a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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